Exhibit 99.1

News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports First Quarter Fiscal Year 2004 Results

CHICAGO, September 4, 2003 — Methode Electronics, Inc. (Nasdaq: METHA, METHB) today announced operating results for the fiscal 2004 first quarter ended July 31, 2003.

Quarter Financial Summary

Methode reported first quarter fiscal year 2004 net sales of $78.0 million and net income of $4.3 million, or $0.12 per share.  This compares with net sales of $80.0 million and net income of $4.6 million, or $0.13 per share, in the first quarter of fiscal year 2003.

Commenting on the quarter, Chairman William T. Jensen said, “The first quarter was challenging due to the distraction of Dura Automotive’s attempt to take control of our company at a fraction of its market value.  I am pleased that we remained focused during the period and achieved results in line with our previous guidance, particularly against the backdrop of extended North American OEM plant shutdowns during the model year changeover period.  We are committed to achieving our expected financial goals and to completing the planned elimination of our dual class stock structure.”

Donald W. Duda, President, added, “We generated the strong results we expected in our Automotive Safety Technology business.  In addition, our Automotive Electronic Controls Division is building new relationships and acquiring new business with European and Japanese manufacturers as part of our strategy to diversify Methode’s customer base. We continue to monitor the telecommunications and computer markets and are working with our business groups to better enable them to meet the challenges of slower demand, increased price competition and the mass infusion of products from China.”

Balance Sheet

Douglas Koman, Vice President, Corporate Finance, commented, “Our cash position at the end of the first quarter was $66.1 million, an increase of $1.8 million.  This included the expenditure of $17.1 million for the purchase of 750,000 shares of our Class B stock as part of our strategic initiative to eliminate our dual class stock structure and $6.6 million received from the McGinley Trusts related to an outstanding note.”

“We reduced inventories by $1.6 million to $30.3 million and accounts receivable by $8.7 million to $49.5 million.  As we have in the past, we will continue to focus on improving profitability through financially conservative, cost-effective management and paying close attention to our balance sheet,” Mr. Koman concluded.

Business Outlook

Methode expects to achieve second quarter fiscal 2004 sales between $85.0 million and $95.0 million and earnings per share in the range of $0.18 to $0.20.  The Company is maintaining its previously announced guidance for fiscal year 2004 of sales between $350.0 million and $365.0 million, and earnings per share between $0.63 and $0.68.  These projections are before any future one-time costs associated with the ongoing elimination of the Company’s dual class stock structure.

Commenting on the business, Mr. Duda indicated, “We will continue to steadily pursue several important initiatives during fiscal 2004.  First and foremost, we look forward to returning Methode to a single class stock structure in line with modern corporate governance standards.  Second, the opening of our Shanghai, China facility will be an integral step in the augmentation of our international manufacturing capabilities and efforts to create a local presence to serve the Chinese market, and third, we will increase our efforts to acquire synergistic companies and technologies to expand Methode’s product and customer depth.  Our acquisition of the intellectual property rights of Fast AG in Munich, Germany, a former competitor in torque sensing technology, is an important first step in this regard.”

Conference Call

As previously announced, the Company will conduct a conference call led by its President, Donald W. Duda, and Vice President, Corporate Finance, Douglas A. Koman, on September 4, 2003 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 1-800-547-2432.  Methode also invites you to listen to the webcast of this call by visiting the Company’s website at http://www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. A replay of the call will be available for seven days, by dialing 1-800-642-1687 passcode: 2319988.  It will also be available on the Company’s website.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets.  Further information can be found at Methode’s website http://www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated September 4, 2003, containing information on Methode’s first quarter reporting period for fiscal 2004, and offering guidance for its second quarter and full year reporting periods for fiscal 2004, are forward-looking statements that are subject to certain risks and uncertainties.  The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission.  The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law.

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended July 31,
	2003	2002

Net sales	$77,957	$80,041
Other income	448	408
Cost of products sold	62,008	62,623
Selling and administrative expenses	9,912	9,938
Income from operations	6,485	7,888
Interest, net	359	283
Other, net	(578)	(1,438)
Income before income taxes	6,266	6,733
Income taxes	1,975	2,150
Net income	$4,291	$4,583

Basic and diluted earnings per common share	$0.12	$0.13

Average number of common shares outstanding:
Basic	36,293	36,142
Diluted	36,522	36,442

(In thousands)

	July 31, 2003	April 30, 2003
	(Unaudited)
Cash	$66,096	$64,261
Accounts receivable - net	49,308	58,246
Inventories	30,171	31,936
Other current assets	12,236	20,720
Total Current Assets	157,811	175,163

Property, plant and equipment - net	82,484	82,902
Goodwill – net	18,077	18,077
Intangible assets - net	24,611	25,458
Other assets	14,419	13,874
Total Assets	$297,402	$315,474

Accounts and notes payable	$20,866	$24,515
Other current liabilities	26,151	24,801
Total Current Liabilities	47,017	49,316

Other liabilities	8,298	11,153
Shareholders’ equity	242,087	255,005
Total Liabilities and Shareholders’ Equity	$297,402	$315,474